Exhibit 10.11

Form of

Marketing and Administrative Services Agreement

This Marketing and Administrative Services Agreement (“Agreement”) is effective as of [                      ], 2008 (“Effective Date”) between OGE Energy Resources, Inc., an Oklahoma corporation (“OERI”), and Enogex Inc., an Oklahoma corporation (“Enogex”).

Whereas, prior to the Effective Date, OERI was a wholly-owned Subsidiary of Enogex, OERI provided certain marketing and other services to Enogex and its Subsidiaries, and OERI received certain administrative services from Enogex;

Whereas, on the Effective Date, Enogex distributed all of the capital stock of OERI to OGE Energy Corp., an Oklahoma corporation (“OGE”), upon the occurrence of which OERI became a wholly-owned Subsidiary of OGE;

Whereas, during the term of this Agreement, OERI will provide certain marketing and other services to the Enogex Group (as defined in this Agreement), and OERI will receive certain administrative services from Enogex;

Now, therefore, OERI and Enogex agree as follows:

1. Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

“Administrative Services” is defined in Section 4.1.

“Affected Party” is defined in Section 12.

“Affiliate” means, with respect to any legal entity, (a) any other legal entity directly or indirectly controlling, controlled by, or under common control with such legal entity and (b) any other legal entity under the joint control, directly or indirectly, of such legal entity.  “Control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interest having ordinary voting power or the power to direct the management or policies of a legal entity.

“Agreement” is defined in the preamble.

“Back-to-Back Transactions” means a transaction between OERI and a third party that is executed concurrently with a similar transaction between OERI and any member of the Enogex Group in order to facilitate such transaction between OERI and the member of the Enogex Group.

“Business Day” means any day on which Federal Reserve member banks in Oklahoma City, Oklahoma are open for business.

“Confidential Information” means, with respect to any member of the Enogex Group, any information regarding a member of the Enogex Group’s natural gas positions, natural gas liquids positions, trading positions, trading strategies, hedging strategies, and counterparties; and with respect to OERI, any information regarding OERI’s natural gas positions, natural gas liquids positions, trading positions, trading strategies, hedging strategies, and counterparties.

“Damages” is defined in Section 10.1.

“Effective Date” is defined in the preamble.

“Enogex” is defined in the preamble.

“Enogex Group” means OGE Enogex GP LLC, OGE Enogex Partners L.P., Enogex Inc., their respective Subsidiaries, whether now existing or hereafter created or acquired, and their respective successors and assigns.

“Extension” is defined in Section 6.1.

“Financial Transaction” is defined in Section 2.2(c).

“Fixed-Price Transaction” is defined in Section 2.2(b).

“Force Majeure” means an event or circumstance that prevents a Party from performing its obligations under this Agreement, but only if the event or circumstance: is not within the reasonable control of the affected Party; is not the result of the fault or negligence of the affected Party; and could not, by the exercise of due diligence, have been overcome or avoided.  “Force Majeure” excludes: lack of a market; unfavorable market conditions; and economic hardship.

“Implementation Agreements” means: the ISDA Master Agreement between Enogex and OERI, dated as of December 1, 1998, as amended or succeeded; the NAESB Base Contract for Sale and Purchase of Natural Gas between Enogex and OERI, dated as of November 8, 2007, as amended or succeeded; and any other ISDA Master Agreement, NAESB Base Contract for Sale and Purchase of Natural Gas, or similar agreement between OERI and any Enogex Group member.

“Indemnified Party” is defined in Section 10.4.

“Indemnifying Party” is defined in Section 10.4.

“Index Transaction” is defined in Section 2.2(a).

“Initial Term” is defined in Section 6.1.

“Law” means any and all applicable federal, state, and local codes, constitutions, decrees, directives, laws, licenses, ordinances, injunctions, orders, permits, regulations, requirements, rules, and statutes.

“Marketing Services” is defined in Section 2.1.

“Mid-Market Price” means a price equal to the midpoint of the bid and ask prices on the relevant pricing index.

“OERI” is defined in the preamble.

“OGE” is defined in the recitals.

“Party” means either OERI or Enogex, and “Parties” means both OERI and Enogex.

“Subsidiary” means with respect to a corporation, limited liability company, partnership (whether general or limited), or other legal entity: (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such legal entity, by one or more Subsidiaries of such legal entity, or a combination thereof, (b) a partnership (whether general or limited) in which such legal entity or a Subsidiary of such legal entity is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such legal entity, by one or more Subsidiaries of such legal entity, or a combination thereof, or (c) any legal entity (other than a corporation or a partnership) in which such legal entity, one or more Subsidiaries of such legal entity, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such legal entity.

2. Marketing Services.

2.1 Scope of Marketing Services.  OERI will provide, or will cause to be provided, to the members of the Enogex Group, certain marketing hedging, and risk management services, such as (a) entering into transactions for the purchase and sale of natural gas, (b) entering into transactions for the hedging of natural gas and natural gas liquids positions, (c) preparing reports on natural gas and natural gas liquids markets and pricing, (d) performing price discovery for natural gas, natural gas liquids, and natural gas storage, and (e) maintaining and providing the Enogex Group with access to documentation regarding the foregoing services, that are substantially identical in nature and quality to the services of such type previously provided by or on behalf of OERI to the Enogex Group during the twelve (12) month period immediately preceding the Effective Date (“Marketing Services”).

2.2 Transactions.  Without limiting the foregoing, at any Enogex Group member’s request, OERI will enter into the following types of transactions as part of the Marketing Services:

a. Index Transactions. OERI will enter into transactions to purchase natural gas from, or to sell natural gas to, any member of the Enogex Group at a Mid-Market Price (“Index Transactions”).  OERI will be obligated to enter into an Index Transaction at an Enogex Group member’s reasonable request when an applicable index price and an applicable basis differential for natural gas is being traded for the applicable month of the transaction.  OERI and the relevant Enogex Group member will document each Index Transaction in accordance with the applicable Implementation Agreement.

b. Fixed-Price Transactions.  OERI will enter into transactions to purchase natural gas from, or to sell natural gas to, any member of the Enogex Group at a fixed price to be determined mutually at the time of the transaction (“Fixed-Price Transactions”).  OERI will use commercially reasonable efforts to enter into a Fixed-Price Transaction at an Enogex Group member’s request.  OERI may execute a Back-to-Back Transaction concurrently with a Fixed-Price Transaction, and, if so, the price and other material terms and conditions of the Fixed-Price Transaction will correspond to such terms and conditions in the Back-to-Back Transaction.  OERI and the relevant Enogex Group member will document each Fixed-Price Transaction in accordance with the applicable Implementation Agreement.

c. Financial Transactions. OERI will enter into financial and derivative transactions with any member of the Enogex Group to protect the Enogex Group against fluctuations in the price of natural gas and natural gas liquids (“Financial Transactions”).  OERI will use commercially reasonable efforts to enter into a Financial Transaction at an Enogex Group member’s request.  OERI may execute a Back-to-Back Transaction concurrently with a Financial Transaction, and, if so, the material terms and conditions of the Financial Transaction will correspond to such terms and conditions in the Back-to-Back Transaction.  OERI and the relevant Enogex Group member will document each Financial Transaction in accordance with the applicable Implementation Agreement.

2.3 Reports.  Without limiting the foregoing, OERI will prepare and provide the Enogex Group the following reports as part of the Marketing Services:

a. Marks.  On a weekly basis, OERI will prepare and provide the Enogex Group a written report on index marks and basis mark substantially identical in nature and quality to the report of such type provided by or on behalf of OERI to the Enogex Group during the twelve (12) month period immediately preceding the Effective Date.  OERI will, upon reasonable request, prepare and provide verbal updates to such report.

b. Market View. On a monthly basis, OERI will prepare and provide the Enogex Group a written report on market view substantially identical in nature and quality to the report of such type provided by or on behalf of OERI to the Enogex Group during the twelve (12) month period immediately preceding the Effective Date.  OERI will, upon reasonable request, prepare and provide verbal updates to such report.

c. Price Forecast. On a quarterly basis, OERI will prepare and provide the Enogex Group a report on price forecast substantially identical in nature and quality to the report of such type provided by or on behalf of OERI to the Enogex Group during the twelve (12) month period immediately preceding the Effective Date.  OERI will, upon reasonable request, prepare and provide written updates to such report each month.

2.4 Compensation for Marketing Services. OERI will receive the following compensation from Enogex for the Marketing Services:

a. Reimbursement for Marketing Services. Enogex will reimburse OERI for all direct and indirect expenses and expenditures that OERI incurs or payments it makes on behalf of Enogex for the Marketing Services.  For clarity, the reimbursement obligation in this Section 2.4(a) excludes expenses and expenditures for the Credit Support Services provided pursuant to Section 3 but includes general and administrative expenses.

b. Mid-Point Price Risk. Enogex will pay OERI a fee of $0.02 per MMBtu of natural gas that OERI sells to or purchases from any member the Enogex Group at a Mid-Market Price.

2.5 Standards of Performance for Marketing Services. OERI will:

a.  Perform the Marketing Services with the same standard of care as it would perform such services for its own account and for the account of other parties for whom it is performing the same or similar services, including: (i)  obtaining prices (except as otherwise provided in this Agreement regarding any required Mid-Market Price) and other material terms and conditions for the members of the Enogex Group that are no less favorable than the prices and other material terms and conditions that it would obtain for its own account and for the account of other parties for whom it is performing the same or substantially similar services; and (ii) using commercially reasonable efforts to maximize the economic value associated with the Marketing Services to the Enogex Group Members; and

b.  Not violate any Law applicable in the performance of the Marketing Services, including by directly or indirectly using or employing any manipulative or deceptive device or contrivance as those terms are used in the Energy Policy Act of 2005.

3. Credit Support Services.

3.1 Scope of Credit Support Services.  Enogex acknowledges that OERI will obtain credit support for Back-to-Back Transactions in the form of guarantees and letters of credit from OGE and that OGE may be required to post margin for Back-to-Back Transactions in the form of cash collateral and letters of credit provided by OGE  (collectively, “Credit Support Services”).

3.2 Reimbursement for Credit Support Services. Enogex will reimburse OERI for all direct and indirect expenses that OGE incurs in providing the Credit Support Services.  For clarity, the reimbursement obligation in this Section 3.2 will not require Enogex to reimburse OGE for cash collateral posted as margin under Back-to-Back Transactions, but only for OGE’s expenses incurred in posting cash collateral.

4. Administrative Services.

4.1 Scope of Administrative Services. Enogex will provide, or cause to be provided, to OERI certain certain general and administrative services, such as accounting, contracts administration, legal, health-safety-environmental, and human resources, that are substantially identical in nature and quality to the services of such type previously provided by or on behalf of Enogex in connection with the management and operation of OERI during the twelve (12) month period immediately preceding the Effective Date (“Administrative Services”).

4.2 Reimbursement for Administrative Services. OERI will reimburse Enogex for all direct and indirect expenses and expenditures that Enogex incurs or payments they make on behalf of OERI for the Administrative Services.

5. Invoicing and Payment.

5.1 Invoicing. As soon as practicable after the end of each month, each Party will provide the other Party with an invoice stating the payment obligations incurred hereunder during the preceding month and providing reasonable detail supporting the calculations for such payment obligations.

5.2 Netting and Payment. The Parties net payment obligations incurred hereunder (whether such amounts are due for the current month or otherwise), so that any amounts owed by each Party to the other Party under this Agreement will be setoff and that only the excess amount will be paid by the Party who owes it.

5.3 Exclusion.  Amounts due under any transaction that has been entered into as part of the Marketing Services will be governed by the applicable Implementation Agreement, and will not be subject to Section 5.1 or 5.2.

6. Term and Termination.

6.1 Term.  The initial term of this Agreement will be for a period of three (3) years, commencing on the Effective Date and ending on December 31, 2010 (“Initial Term”).  At the conclusion of the Initial Term, the term of this Agreement will automatically extend from year-to-year (each, an “Extension”).

6.2 Termination for Convenience.  Either Party may terminate this Agreement at any time by providing the other Party with at least one hundred eighty (180) days’ notice of its election to terminate the Agreement.

6.3 Termination for Cessation of Affiliation.  If a Party ceases to be an Affiliate of OGE, the other Party may terminate this Agreement immediately upon notice of its election to terminate this Agreement.

6.4 Termination for Default.

a. Default.  A Party will be in default if:

i. the Party fails to perform any of its material obligations set forth in this Agreement and such failure is not cured within ten (10) Business Days after notice thereof is received by such Party;

ii. the Party (A) files a petition or otherwise commences, authorizes or acquiesces in the commencement of a proceeding or cause of action under any bankruptcy, insolvency, reorganization or similar Law, or has any such petition filed or commenced against it, (B) makes an assignment or any general arrangement for the benefit of creditors, (C) otherwise becomes bankrupt or insolvent (however evidenced), (D) has a liquidator, administrator, receiver, trustee, conservator or similar official appointed with respect to it or any substantial portion of its property or assets, or (E) is generally unable to pay its debts as they fall due;

iii. an event of default or termination event with respect to the Party (or, for Enogex, with respect to any member of the Enogex Group) occurs under any Implementation Agreement for which one of the remedies is the acceleration, termination or liquidation of all transactions under such Implementation Agreement; or

iv. any representation or warranty of the Party in this Agreement is incorrect in any material respect when made and such defect is not cured within seven (7) Business Days after notice thereof is received by such Party.

b. Termination. If a Party is in default as described in Section 6.4(a), the non-defaulting Party may: (i) terminate this Agreement upon notice to the defaulting Party; (ii) withhold any payments due to the defaulting Party under this Agreement; and (iii) pursue any other remedy at law or in equity.

6.5 Effect of Termination.  Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement will terminate; provided, however: termination will not affect or excuse the performance of either Party under any provision of this Agreement that by its terms survives termination; and termination will not affect or excuse the performance of either Party under any transaction that has been entered into as part of the Marketing Services, which transactions will continue to be governed by the Implementation Agreements.  Despite the termination of this Agreement, Enogex will continue to reimburse OERI for Credit Support Services as described in Section 3 for so long as any Back-to-Back Transactions continue to be outstanding, and the payment of such reimbursement will be governed by Section 5.  The following provisions of this Agreement will survive the termination of this Agreement indefinitely: Section 9, Section 10, Section 11, and Section 13.

7. Representations and Warranties.

7.1 Representations and Warranties of OERI.  OERI represents and warrants that:

a. As of the Effective Date and the first day of each Extension:

i. It is duly formed, validly existing and in good standing under the Laws of the state of its formation;

ii. This Agreement constitutes a legal, valid and binding obligation enforceable against it in according with its terms, except as enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (B) general principles of equity;

iii. The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and does not and will not conflict with or result in the violation of: (i) any provisions of its organizational documents, (ii) any Law to which it is subject, or (iii) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected;

b. At all times during the term hereof:

i. It is a producer of, processor of, commercial user of, or merchant handling any “commodity” (as such term is defined in the Commodities Exchange Act, as amended) that may be the subject of any option entered into between the Parties, and it has entered into this Agreement solely for purposes related to its business as such; and

ii. It is an “eligible contract participant” within the meaning of Section 1a(12) of the Commodity Exchange Act, as amended.

7.2 Representations and Warranties of Enogex.  Enogex represents and warrants that:

a. As of the Effective Date and the first day of each Extension:

i. It is duly formed, validly existing and in good standing under the laws of the state of its formation;

ii. This Agreement constitutes a legal, valid and binding obligation enforceable against it in according with its terms, except as enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the rights of creditors generally and (B) general principles of equity;

iii. The execution, delivery and performance of this Agreement have been duly authorized by all requisite action and does not and will not conflict with or result in the violation of: (A) any provisions of its organizational documents, (B) any Law to which it is subject, or (C) any material agreement or instrument to which it is a party or by which it, its property or its assets are bound or affected;

b. At all times during the term hereof:

i. It is a producer of, processor of, commercial user of, or merchant handling any “commodity” (as such term is defined in the Commodities Exchange Act, as amended) that may be the subject of any option entered into between the Parties, and it has entered into this Agreement solely for purposes related to its business as such; and

ii. It is an “eligible contract participant” within the meaning of Section 1a(12) of the Commodity Exchange Act, as amended.

8. Relationship of the Parties.  This Agreement does not form a partnership or joint venture between the Parties.  This Agreement does not make OERI an agent or a legal representative of any member of the Enogex Group, and this Agreement does not make Enogex an agent or a legal representative of OERI.  OERI will not assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of any member of the Enogex Group, and Enogex will not assume or create any obligation, liability, or responsibility, expressed or implied, on behalf of or in the name of OERI.

9. Audit.  OERI will maintain in good order any and all books and records regarding the Marketing Services, including the Back-to-Back Transactions, and Enogex will maintain in good order any and all books and records regarding the Administrative Services.  Each Party may audit, or cause to be audited, the books and records of the other Party related to this Agreement, upon ten (10) Business Days’ notice to the other Party, to verify compliance with the provisions of this Agreement and to verify the accuracy of any amounts invoiced under this Agreement.  Any Party who is subject to an audit under this Section 9 will make available its relevant books and records and use commercially reasonable efforts to assist the auditing Party conduct such audit.

10. Indemnification.

10.1 Indemnification by OERI. OERI will indemnify, defend and hold harmless the Enogex Group from and against any and all damages, suits, actions, liabilities, legal proceedings, claims, demands, penalties, fines, losses, costs and expenses of whatsoever kind or character including reasonable attorneys’ fees and expenses (collectively, “Damages”) arising out of this Agreement and resulting from (i) the breach of any term, condition, representation or warranty of this Agreement by OERI, and (ii) the negligence or willful misconduct of OERI, its subcontractors, or their respective agents or employees.

10.2 Indemnification by Enogex.  Enogex will indemnify, defend and hold harmless OERI from and against any and all Damages arising out of this Agreement and resulting from (i) the breach of any term, condition, representation or warranty of this Agreement by Enogex, and (ii) the negligence or willful misconduct of Enogex, its subcontractors, or their respective agents or employees.

10.3 Concurrent Liability. When any indemnity, defense, or hold harmless obligation results from joint or concurrent negligence, willful misconduct, or breach of this Agreement of both Enogex and OERI, each Party’s indemnity, defense, and hold harmless obligations will be in proportion to its allocable share of negligence, willful misconduct, or breach of this Agreement.

10.4 Indemnification Procedures.

a. If a Party is entitled to indemnification under this Agreement (“Indemnified Party”), it will within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification provide notice to the other party (“Indemnifying Party”) specifying the nature of and the specific basis for such claim.

b. The Indemnifying Party will have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification set forth in this Agreement, including the selection of counsel, determination of whether to appeal any decision of any court or similar authority, and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement will be entered into without the consent (which consent will not be unreasonably withheld, conditioned, or delayed) of the Indemnified Party unless it includes a full release of the Indemnified Party for such matter or issues, as the case may be.

c. The Indemnified Party will cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification set forth in this Agreement, including the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the names of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records, or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party.  The obligation of the Indemnified Party to cooperate with the Indemnifying Party will not be construed as imposing an obligation on the Indemnified Party to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Agreement.  Without limiting the right of the Indemnifying Party to control all aspects of the defense, the Indemnified Party may, at its own option, cost, and expense, hire and pay for counsel in connection with such defense, which such counsel the Indemnifying Party will keep reasonably informed as to the status of any such defense.

11. Limitation of Liability. Neither Party will be liable for any consequential, incidental, punitive, special, or other indirect damages incurred by the other Party or its Affiliates in connection with this Agreement. The foregoing limitation of liability for consequential, incidental, punitive, special, and other indirect damages is not intended to limit a Party’s liability under the release, indemnity, defense, and hold harmless obligations in this Agreement for consequential, incidental, punitive, special, and other indirect incurred by anyone other than a Party or its Affiliates.

12. Force Majeure.  To the extent either Party is prevented by Force Majeure from performing its obligations, in whole or in part, under this Agreement, and if such Party (“Affected Party”) gives notice and details of the Force Majeure to the other Party as soon as reasonably practicable, then Affected Party will be excused from the performance with respect to any such obligations (other than the obligation to make payments).  Each notice of Force Majeure sent by an Affected Party to the other Party will specify the event or circumstance of Force Majeure, the extent to which the Affected Party is unable to perform its obligations under this Agreement, and the steps being taken by the Affected Party to mitigate and to overcome the effects of such event or circumstances.  The non-Affected Party will not be required to perform its obligations to the Affected Party corresponding to the obligations of the Affected Party excused by Force Majeure.  A Party prevented from performing its obligations due to Force Majeure will use commercially reasonable efforts to mitigate and to overcome the effects of such event or circumstances and will resume performance of its obligations as soon as practicable.

13. Information.

13.1 Confidentiality. Enogex will hold in confidence any Confidential Information disclosed to it by OERI, and OERI will hold in confidence any Confidential Information disclosed to it by any member of the Enogex Group; provided, however, the foregoing confidentiality obligations are subject to the following exceptions: (a) disclosures necessary for a Party to enforce its rights under this Agreement; (b) disclosures that may be necessary or reasonably appropriate for a Party (i) to respond (A) in any legal proceeding (including, without limitation, any deposition, interrogatory, subpoena, or civil investigative demand) or (B) to any request by any commodities exchange, securities exchange, the Federal Energy Regulatory Commission, the Commodity Futures Trading Commission, the Securities and Exchange Commission, or any other regulatory authority or (ii) to comply with any applicable Law, order, regulation or ruling (including without limitation any rule or regulation issued by any commodities exchange, securities exchange, or the Federal Energy Regulatory Commission or Commodity Futures Trading Commission or any other regulatory authority); (c) disclosures authorized by the other party in writing; (d) disclosures of information that (i) is or becomes generally available to the public other than as a result of a disclosure by the Party or its representatives, (ii) becomes available to the Party on a non-confidential basis from a source that does not have an obligation to maintain its confidentiality, or (iii) was known to the party on a non-confidential basis prior to the Effective Date; or (v) disclosures to the Party’s Affiliates, directors, officers, employees, auditors, attorneys, or other advisors who have a need to know the information for the administration or enforcement of this Agreement and who are informed of the confidential nature of the information, provided that such Party will be responsible for any breach of the confidentiality provisions hereunder by any of the foregoing to whom such Party has disclosed such information.

13.2 Compliance.  In the performance of this Agreement, such as in the exchange or disclosure of information between and among OERI any Enogex Group Member concerning an entity’s own operations, contractual or transactional data (actual or under consideration) or non-public knowledge of a third party’s operations, contractual or transactional data (actual or under consideration) to which a Party may have access, each Party will act in strict conformance with federal and state statutory and regulatory requirements or restrictions on such exchange or disclosure.

14. Notices. Notices must be in writing, directed to the representative at address set forth below, and delivered in person, by a nationally recognized overnight courier service, by certified U.S. mail return receipt requested, or by fax confirmed by certified U.S. mail return receipt requested.  Notices will be deemed delivered: on the day of delivery when delivered in person; on next Business Day after sending when delivered by overnight courier; on the day sent when delivered by fax before 5:00 PM Central Time on a Business Day; and on the next Business Day when delivered by fax after 5:00 PM Central Time on a Business Day; or on the next Business Day when delivered by fax on a day other than a Business Day.  Each Party may change its representative or address for notices by providing the other Party with notice of the change at least ten (10) days in advance of the effective date of the change.

If to OERI:	If to Enogex:

OGE Energy Resources Inc.	Enogex Inc.
Attn: President	Attn: Chief Financial Officer
515 Central Park Drive, E	515 Central Park Drive, E
Oklahoma City, OK 73105	Oklahoma City, OK 73105
Fax: (405) -	Fax: (405) -

15. Miscellaneous.

15.1 No Waiver. No waiver by either Party of any right hereunder at any time will serve to waive of the same right at any future date.

15.2 Amendment. No amendment to this Agreement will be effective unless made in writing and signed by both Parties.

15.3 Severability. If a provision of this Agreement is unenforceable under applicable Law, that provision will be enforced to the maximum extent permitted by applicable Law, and the remaining provisions of this Agreement will continue in full force and effect.

15.4 Assignment.  Neither Party may assign this Agreement, in whole or in part, without the prior written consent of the other Party, and any purported assignment in violation if this provision will be void.  For purpose of clarity, the Parties acknowledge that the merger of Enogex into a Delaware corporation and subsequent conversion into a limited liability corporation will not be considered an assignment.  The Parties further acknowledge that it is the intention of both Parties that Enogex LLC succeed to and be bound by all of the rights and obligations of Enogex hereunder.

15.5 Further Assurances. Each Party will, at the request of the other Party, do all such acts and things, including the execution and delivery of further documents and instruments, as the other Party may reasonably require in order to carry through to completion the provisions of, and intentions expressed in, this Agreement.

15.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and part of one and the same document.

15.7 Construction. The following rules of construction will govern the interpretation of this Agreement: (a) “days,” “months,” and “years” will mean calendar days, months and years unless otherwise indicated;   (b) “including” does not limit the preceding word or phrase; (c) section titles do not affect interpretation; (d) “hereof,” “herein,” and “hereunder” and words of similar meaning refer to this Agreement as a whole and not to any particular provision of this Agreement; and (e) no rule of construction interpreting this Agreement against the drafter will apply.

15.8 Entire Agreement.  This Agreement represents the entire agreement of the Parties with respect to the matters contemplated herein.

[Signatures of the Parties follow on the next page.]

In witness whereof, this Agreement has been executed by the authorized representatives of the Parties:

OGE Energy Resources Inc.

By:

Name:

Title:

Enogex Inc.

By:

Name:

Title:

Acknowledged:

OGE Energy Corp.

By:

Name:

Title: